Exhibit 99.1

Hirsch Stockholders Approve Going-Private Transaction

HAUPPAUGE, NY – October 20, 2009, Hirsch International Corp. (“Hirsch”) (NASDAQ: HRSH, http://www.hirschinternational.com) announced that its stockholders voted at a special meeting held today to approve the merger agreement entered into on July 2, 2009, providing for the acquisition of Hirsch by an affiliate of Paul Gallagher, Hirsch's President, Chief Executive Officer and Chief Operating Officer. Pursuant to the terms of the merger agreement, Hirsch stockholders (other than Mr. Gallagher, certain of his related parties, and stockholders that properly exercised their dissenter’ rights under Delaware law), are entitled to receive $0.31 in cash, without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger.

The transaction is expected to close by the end of October 2009 and remains subject to the satisfaction or waiver of certain closing conditions, including the receipt of debt financing. There can be no assurance that such debt financing will be obtained.

About Hirsch International Corp.

Hirsch is a leading provider of equipment and education and support services to the graphic and decorated apparel industry. Hirsch exclusively represents the decorated apparel industry’s leading brands including Tajima embroidery equipment, MHM screen printing equipment, SEIT textile bridge lasers, Pulse Microsystems digitizing and design software and now Kornit and Mimaki digital garment printers. Hirsch’s customer groups include a wide range of contract manufacturers that outsource their embellishment requirements; manufacturers who use embroidery, screenprinting, laser etching or digital printing to embellish their apparel and fashion accessories; promotional products, uniform, and sportswear companies; retail stores; and graphic and decorated apparel entrepreneurs servicing the athletic apparel, corporate logo-wear, and advertising specialties markets. Hirsch was founded in 1968 and is headquartered in Hauppauge, N.Y.

Safe Harbor Statement

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions set within the meaning of the Private Securities Litigation Reform Act of 1995. Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Readers should note that forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including, without limitation, the risks and uncertainties discussed under the caption “Risk Factors” in the Hirsch’s Form 10-K for the year ended December 31, 2008, which may be updated by our subsequent periodic reports, which discussion is incorporated herein by reference. Readers are also urged to read the periodic filings and current reports on Form 8-K of Hirsch.

Contact:

Hirsch International Corp.:

Dan Vasquez

Corporate Controller and Secretary

631-701-2112

Dvasquez@hirschintl.com